Exhibit 99.1

234 Kingsley Park Drive Fort Mill, South Carolina 29715

News Release

TICKER SYMBOL	INVESTOR RELATIONS	MEDIA RELATIONS
(NYSE: UFS) (TSX: UFS)	Nicholas Estrela Director Investor Relations Tel.: 514-848-5049	David Struhs Vice-President Corporate Services and Sustainability Tel.: 803-802-8031

Domtar, Paper Excellence Merger Approved by Stockholders

Fort Mill, South Carolina, July 29, 2021 – Stockholders of Domtar Corporation (NYSE: UFS) (TSX: UFS) today approved a proposal to adopt a business combination with Paper Excellence B.V. (“Paper Excellence”) whereby Karta Halten B.V., an affiliate of Paper Excellence, will acquire all of the issued and outstanding shares of Domtar common stock for $55.50 per share in cash pursuant to an agreement and plan of merger dated May 10, 2021 (the “Merger”).

The adoption of the Merger required the affirmative vote of stockholders holding a majority of the issued and outstanding shares of Domtar’s common stock entitled to vote on such matter.

More than 81 percent (81.93%) of the issued and outstanding shares of Domtar’s common stock entitled to vote at the special meeting of stockholders were voted in favor of the Merger. In addition, the non-binding compensation advisory proposal was also approved by a majority of the shares represented at the meeting.

Additionally, Domtar announced that clearances have been obtained under the antitrust laws of Spain and the People’s Republic of China, following previous clearances obtained in the United States and Turkey, representing another step toward the closing of the announced Merger.

The Merger is expected to be completed before the end of 2021, subject to receiving clearance under Canada’s Competition Act and other customary closing conditions.

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About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and airlaid nonwovens. With approximately 6,400 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s annual sales are approximately $3.7 billion, and its common stock is traded on the New York and Toronto Stock Exchanges. Domtar’s principal executive office is in Fort Mill, South Carolina. To learn more, visit www.domtar.com.

Forward-Looking Statements

Certain statements contained in this article, and other written and oral statements made from time to time by us or on our behalf are based on current expectations, projections about operations, industry conditions, financial condition, and liquidity, may not relate strictly to historical or current facts and may contain forward-looking statements that reflect our current views with respect to future events and financial performance including the proposed transaction between Domtar and Parent. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “anticipate”, “believe”, “expect”, “intend”, “aim”, “target”, “plan”, “continue”, “estimate”, “project”, “may”, “will”, “should” and similar expressions. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Many risks, contingencies and uncertainties could cause actual results to differ materially from our forward-looking statements.

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